Exhibit 10.1

FIRST AMENDMENT TO THE AMENDED AND RESTATED

CINEMARK HOLDING, INC.

2006 LONG-TERM INCENTIVE PLAN

This First Amendment (the “Amendment’), dated February 13, 2014 (the “Effective Date”), is made by the Company to the Amended and Restated Cinemark Holdings, Inc. 2006 Long Term Incentive Plan (herein referred to as the “Incentive Plan’), pursuant to the authorization of the Company’s board of directors (the “Board”). All capitalized terms not defined herein shall have the meaning ascribed to them in the Incentive Plan.

WHEREAS, the Company maintains the Incentive Plan to retain the services of the Company’s officers, other employees, directors and consultants and to provide incentives for such persons to exert maximum efforts for the success of the Company and its affiliates; and

WHEREAS, the Board deems it to be in the best interest of the Company to amend the provisions of the Incentive Plan relating to the vesting of Options, Restricted Shares, Restricted Stock Units and Performance Awards (together, “Equity Awards”) upon death or Disability of a Participant such that any Equity Award shall be vested and become exercisable on a prorata basis based on the percentage determined by dividing (i) the number of days from and including the date of grant of such Equity Award through the termination of Participant’s employment by death or Disability, by (ii) the number of days from the grant date of such Equity Award to the full vesting date of such Equity Award.

NOW, THEREFORE, pursuant to the authority to amend, reserved in Section 8.1 of the Incentive Plan, the Incentive Plan is hereby amended as follows:

1.                                      Section 5.6(c) is amended and restated to read in its entirety as follows:

(c)                                  Termination of Participant’s Service.  Unless otherwise provided in an Award Agreement, in an employment agreement the terms of which have been approved by the Administrator or pursuant to Section 6.2 of this Plan, if a Participant’s Service terminates for any reason, the Participant shall forfeit the unvested Restricted Stock Units acquired in consideration of prior or future services, and any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination under the terms of the Award Agreement shall be forfeited and the Participant shall have no rights with respect to the Award.

2.                                      Section 5.7(d) is amended and restated to read in its entirety as follows:

(d)                                 Termination.  Unless otherwise provided in an Award Agreement, in an employment agreement the terms of which have been approved by the Administrator or pursuant to Section 6.2 of this Plan, a Participant’s rights in all Performance Awards shall automatically terminate upon the Participant’s termination of Service with the Company and its Affiliates for any reason.

3.                                      Section 6.2(a) is amended and restated to read in its entirety as follows:

6.2                               Death or Disability.

(a)                                 In the event that a Participant’s Service to the Company or a Subsidiary is terminated because of Participant’s death or Disability, the Participant or his estate or legal representative, as applicable, shall have the right to:

(i)                                     exercise any Options granted hereunder at any time within one year after the date of termination of the Participant’s Service due to death or six months after the date of termination of the Participant’s Service due to Disability unless a longer period is otherwise required by the Code (but in no event later than the date on which the Option otherwise would have expired by its terms) only to the extent the Participant was entitled to exercise his Option immediately prior to such date of termination; provided that, in addition to the Options held by such Participant that have already vested as of such date of termination, unvested Options shall be vested and become exercisable on a pro-rata basis based on the percentage determined by dividing (i) the number of days from and including the date of grant of such Option through the termination of Participant’s employment by Death or Disability, by (ii) the number of days from the grant date of such Option to the full vesting date of such Option; and

(ii)                                  receive certificates for (x) all Restricted Shares and Restricted Stock Units on which the restrictions have lapsed in accordance with the Plan and the applicable Award Agreement and for which certificates have not previously been delivered by the Company as of the date of termination, and (y) Restricted Shares and Restricted Stock Units which shall vest on a pro-rata basis based on the percentage determined by dividing (i) the number of days from and including the date of grant of such Restricted Shares or Restricted Stock Units through the termination of Participant’s employment by Death or Disability, by (ii) the number of days from the grant date of such Restricted Shares or Restricted Stock Units to the full vesting date of such Restricted Shares or Restricted Stock Units.  The Company shall as promptly as practical deliver the certificates required to be delivered under this Section 6.2(a)(ii) to the Participant, his estate, or legal representative, as applicable.

(iii)                               receive certificates for any outstanding Performance Awards which Performance Awards shall remain outstanding through the remainder of the applicable performance period (without regard to any continued employment requirement) and if or to the extent the performance provisions are attained shall become vested without regard to any continued employment requirement on a prorata basis based upon the percentage determined by dividing (i) the number of days from and including the grant date of such Performance Award through the termination date of Participant’s employment, by (ii) the number of days from the grant date to the end of the applicable performance period without regard to any continued employment requirement.  The Company shall as promptly as practical deliver the certificates required to be delivered under this Section 6.2(a)(iii) to the Participant, his estate, or legal representative, as applicable.

4.                                      Except as provided above, the Incentive Plan shall remain unchanged and in full force and effect.

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IN WITNESS WHEREOF, upon authorization of the Board, the undersigned has caused this Amendment to the Amended and Restated Cinemark Holdings, Inc. 2006 Long Term Incentive Plan to be executed on this 13th day of February, 2014.

By Order of the Board of Directors,

/s/ Tim Warner
Tim Warner
Chief Executive Officer